Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB DELIVERS STRONG SECOND QUARTER
AS SALES AND ADJUSTED EPS GROWTH ACCELERATE
Sales +12%. Reported EPS $0.53; adjusted EPS $0.64, +14%
2011 full year adjusted EPS forecast increased to $2.52-$2.56 excluding the impact of Nalco transaction

2011 SECOND QUARTER HIGHLIGHTS:

•                  Reported diluted EPS $0.53

•                  Record adjusted EPS $0.64, +14% excluding special gains and charges and discrete tax items, reaching top end of forecasted range

•                  Record sales: reported sales +12% to $1.7 billion; fixed currency sales +8%; adjusted for currency and acquisitions +5%

•                  Sales growth led by U.S. Cleaning & Sanitizing, Asia Pacific and Latin America, as well as strong performance from acquisitions more than offset significantly higher delivered product costs

	Second Quarter Ended June 30
	(unaudited)
	Second Quarter		%	Six Months		%
(Millions, except per share)	2011	2010	change	2011	2010	change

Net Sales	$1,698.80	$1,520.20	12%	$3,217.10	$2,952.30	9%
Operating Income	198.3	204.3	-3%	350.0	358.1	-2%
Pretax Income	185.2	189.3	-2%	323.4	328.1	-1%
Taxes	59.0	59.8	-1%	103.4	102.9	0%
Net Income Attributable to Ecolab	$125.90	$129.30	-3%	$219.50	$224.80	-2%

Diluted Net Income Per Share	$0.53	$0.54	-2%	$0.93	$0.94	-1%
Diluted Average Shares Outstanding	236.1	237.4	-1%	236.2	238.1	-1%

ST. PAUL, Minn., July 27, 2011:  Ecolab Inc. reported a strong second quarter performance led by solid sales gains in its U.S. Cleaning & Sanitizing, Asia Pacific and Latin America operations and a strong performance from acquisitions.  These combined to more than offset significantly higher delivered product costs and produce a double-digit adjusted earnings per share increase.

Ecolab’s reported sales rose 12% to $1.7 billion in the second quarter of 2011; when measured in fixed currencies, sales rose 8%.  Adjusted for currency and acquisitions, sales rose 5%.  Reported net income attributable to shareholders declined 3% to $126 million.  Reported second quarter diluted earnings per share were slightly lower at $0.53.

Second quarter 2011 and 2010 results included special gains and charges and discrete tax items.  Excluding those items, adjusted second quarter 2011 net income attributable to shareholders rose 14% to $150 million.  Adjusted diluted earnings per share increased 14% to $0.64, reaching the top end of Ecolab’s forecasted range.  Second quarter 2010 adjusted diluted earnings per share were $0.56.  Currency translation had a favorable effect on reported and adjusted diluted earnings per share of $0.02 per share in the second quarter of 2011.

Segment review

Second quarter 2011 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 9% to $752 million.  Adjusted for acquisitions, sales increased 6%.  Food & Beverage, Kay and Institutional led the growth.  Ecolab’s U.S. Cleaning & Sanitizing operating income increased 3% to $143 million.  Adjusted for acquisitions, U.S. Cleaning & Sanitizing operating income decreased 4%, primarily reflecting the impact of higher delivered product costs which we believe peaked in North America in the second quarter.

U.S. Other Services sales increased 1% to $116 million in the second quarter.  Operating income declined 15% to $16 million as higher service delivery costs more than offset sales gains and cost savings actions.

Sales for Ecolab’s International operations, when measured at fixed currency rates, grew 7% to $781 million in the second quarter.  Adjusted for acquisitions and divestitures, fixed currency sales increased 5%.  Fixed currency operating income increased 26% to $71 million in the second quarter as margins expanded in Ecolab’s

International regions, led by EMEA.  When measured at public currency rates, International sales increased 16% and operating income rose 40%.

The Corporate segment includes special gains and charges, which are reported as a separate line item on the income statement.  Special gains and charges for the second quarter 2011 of $30 million ($25 million after-tax) primarily consisted of charges from the previously announced European restructuring.  Special gains and charges for the second quarter 2010 were $1 million.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the second quarter 2011 was 31.9% and compared with the reported rate of 31.6% in the second quarter 2010.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the second quarter 2011 was 30.2% compared with 30.4% for the same period last year.

Ecolab reacquired 0.9 million shares of its common stock during the second quarter under its share repurchase program.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We had a very good second quarter. Our organic sales continued to accelerate, our recent acquisitions are all ahead of their plans, and our innovation and pricing plans also continued to gain traction. This enabled us to offset significant raw material inflation, which peaked for us during this quarter in North America and in total, while Europe will see raw material costs peak in the third quarter before abating on a year-on-year basis.  Our work to transform Europe into a higher growth, more efficient and more profitable region is also going well. In spite of much higher than anticipated raw material costs, we remain on target to deliver significant improvement in our operating margin this year as our program to transform Europe operations is delivering ahead of schedule.

“As a result of our strengthening sales and improving margins, we raised our forecast for the year. Our longer term expectations remain bright, and are strengthened as a result of our announced plan to merge with Nalco. This merger will increase our ability to meet our current customer needs, broaden our technology portfolio, and nearly double the market opportunity in front of us. This will increase our growth capabilities on both a top line and bottom line basis. Our strong position has been further improved, and we are in great shape to deliver out-sized results for our shareholders.”

Business Outlook

2011 — Full Year

Ecolab raised its forecasted adjusted earnings per share range.  Excluding the potential impact of our recently announced merger with Nalco and special gains and charges and discrete tax items, Ecolab now expects adjusted earnings per share to be in the $2.52 to $2.56 range, up 13% to 15% for the full year ending December 31, 2011.  Ecolab previously expected adjusted earnings per share in the $2.49 to $2.53 range for the year.

Special gains and charges for 2011, excluding any potential charges related to our recently announced Nalco transaction, are expected to range from $0.20 to $0.25 per share unfavorable, primarily driven by Europe restructuring charges.  Future amounts related to discrete tax items for 2011, if any, are not currently quantifiable.

2011 — Third Quarter

Ecolab expects improved year-over-year sales growth in the third quarter 2011.  Gross margins are expected to reflect the impact of pricing and efficiency initiatives, as well as lower delivered product cost increases.  The SG&A ratio should reflect better sales leverage which is expected to more than offset continued investment in the business.

Our outlook for the third quarter 2011 is as follows:

Adjusted Gross Margins	50% - 51%

SG&A % of Sales	35% - 36%

Interest expense, net	approx. $15 million

Effective tax rate	30% - 31%

Adjusted EPS, excluding special gains and charges	$0.73 - $0.75

We expect third quarter 2011 special gains and charges, including restructuring charges, to be a net charge of approximately $0.05 to $0.06 per share, excluding any potential charges related to our recently announced Nalco transaction.

Reported third quarter 2010 earnings per share of $0.74 included special gains and charges and discrete tax items.  Excluding these items, third quarter 2010 adjusted diluted earnings per share were $0.66.

With sales of $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,”  “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast”  (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements.  These forward-looking statements include, but are not limited to, statements regarding end-market trends; raw material costs; forecasted 2011 third quarter and full year business results, including estimated sales growth, gross margins, selling, general and administrative expense, interest expense, effective tax rate, special gains and charges, including restructuring charges, Europe operating margins and adjusted diluted earnings per share; the benefits of the merger with Nalco; and longer term prospects, investments and shareholder returns. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.  Certain of these risks and uncertainties are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our other public filings with the Securities and Exchange Commission (the “SEC”).

With respect to our proposed merger with Nalco Holding Company, the risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication include (i) the risk that the stockholders of Nalco may not adopt the merger agreement, (ii) the risk that the stockholders of Ecolab may not approve the issuance of Ecolab common stock to Nalco stockholders in the merger, (iii) the risk that the companies may be unable to obtain regulatory approvals required for the merger, or that required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the merger, (iv) the risk that the conditions to the closing of the merger may not be satisfied, (v) the risk that a material adverse change, event or occurrence may affect Ecolab or Nalco prior to the closing of the merger and may delay the merger or cause the companies to abandon the merger, (vi) the risk that an unsolicited offer by another company to acquire shares or assets of Ecolab or Nalco could interfere with or prevent the merger, (vii) problems that may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, (viii) the possibility that the merger may involve unexpected costs, unexpected liabilities or unexpected delays, (ix) the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies currently expect, (x) the risk that the businesses of the companies may suffer as a result of uncertainty surrounding the merger and (xi) the risk that disruptions from the transaction will harm relationships with customers, employees and suppliers.

Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Ecolab, Nalco and the combined company. For a further discussion of these and other risks and uncertainties applicable to the respective businesses of Ecolab and Nalco, see the Annual Reports on Form 10-K of Ecolab and Nalco for the fiscal year ended December 31, 2010 and the companies’ other public filings with the SEC. These risks, as well as other risks associated with the merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that Ecolab will file with the SEC in connection with the merger. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Neither Ecolab nor Nalco undertakes, and each of them expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Additional Information and Where to Find it

Ecolab will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Ecolab and Nalco that will also constitute a prospectus of Ecolab relating to the proposed transaction.  WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Ecolab, Nalco and the proposed merger. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the registration statement and joint proxy statement/prospectus (when they become available) may be obtained free of charge by accessing Ecolab’s website at www.ecolab.com by clicking on the “Investor” link and then clicking on the “SEC Filings” link or by writing Ecolab at 370 Wabasha Street North, Saint Paul, Minnesota, 55102, Attention: Secretary or by accessing Nalco’s website at www.nalco.com by clicking on the “Investors” link and then clicking on the “SEC Filings” link or by writing Nalco at 1601 West Diehl Road, Naperville, Illinois 60563, Attention: Secretary and security holders may also read and copy any reports, statements and other information filed by Ecolab or Nalco with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Ecolab, Nalco and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Ecolab’s directors and executive officers is available in its proxy statement filed with the SEC by Ecolab on March 18, 2011 in connection with its 2011 annual meeting of shareholders, and information regarding Nalco’s directors and executive officers is available in its proxy statement filed with the SEC by Nalco on March 14, 2011 in connection with its 2011 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement and joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, fixed currency operating income, adjusted effective tax rate, adjusted net income attributable to shareholders and adjusted diluted earnings per share.  We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature,

significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted net income attributable to shareholders and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.  Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2011.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies.  Investors should not rely on any single financial measure when evaluating our business.  We recommend that investors view these measures in conjunction with the GAAP measures included in this news release.  A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER & SIX MONTHS ENDED JUNE 30, 2011

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2011	2010	Change	2011	2010	Change

Net sales	$1,698.8	$1,520.2	12%	$3,217.1	$2,952.3	9%

Cost of sales (1)	860.8	750.0	15%	1,631.2	1,466.7	11%
Selling, general and administrative expenses	609.6	565.3	8%	1,191.2	1,123.4	6%
Special (gains) and charges (1)	30.1	0.6		44.7	4.1

Operating income	198.3	204.3	-3%	350.0	358.1	-2%

Interest expense, net	13.1	15.0	-13%	26.6	30.0	-11%

Income before income taxes	185.2	189.3	-2%	323.4	328.1	-1%

Provision for income taxes	59.0	59.8	-1%	103.4	102.9	0%

Net income including noncontrolling interest	126.2	129.5	-3%	220.0	225.2	-2%

Less: Net income attributable to noncontrolling interest	0.3	0.2		0.5	0.4

Net income attributable to Ecolab	$125.9	$129.3	-3%	$219.5	$224.8	-2%

Earnings attributable to Ecolab per common share
Basic	$0.54	$0.55	-2%	$0.95	$0.96	-1%
Diluted	$0.53	$0.54	-2%	$0.93	$0.94	-1%

Weighted-average common shares outstanding
Basic	231.6	233.4	-1%	231.8	234.4	-1%
Diluted	236.1	237.4	-1%	236.2	238.1	-1%

(1) Amounts include the following special (gains) and charges:

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions)	2011	2010	2011	2010

Cost of sales
Restructuring	$—	$—	$0.8	$—
Subtotal cost of sales	—	—	0.8	—

Special (gains) and charges
Restructuring	29.8	—	40.2	—
Acquisition integration charges	—	—	3.6	—
Business structure and optimization	0.3	0.6	0.9	1.2
Venezuela currency devaluation	—	—	—	4.2
Business write-downs and closures	—	—	—	(1.0)
Other items	—	—	—	(0.3)
Subtotal special (gains) and charges	30.1	0.6	44.7	4.1
Total special (gains) and charges	$30.1	$0.6	$45.5	$4.1

ECOLAB INC.

OPERATING SEGMENT INFORMATION

SECOND QUARTER & SIX MONTHS ENDED JUNE 30, 2011

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions)	2011	2010	Change	2011	2010	Change

Net Sales
United States
Cleaning & Sanitizing	$752.4	$689.3	9%	$1,433.9	$1,321.6	8%
Other Services	116.5	114.9	1%	223.7	219.6	2%
Total	868.9	804.2	8%	1,657.6	1,541.2	8%
International	781.1	728.4	7%	1,497.3	1,409.6	6%
Subtotal at fixed currency rates	1,650.0	1,532.6	8%	3,154.9	2,950.8	7%
Effect of foreign currency translation	48.8	(12.4)		62.2	1.5
Consolidated	$1,698.8	$1,520.2	12%	$3,217.1	$2,952.3	9%

Operating Income
United States
Cleaning & Sanitizing	$143.0	$138.6	3%	$254.9	$252.0	1%
Other Services	15.9	18.6	-15%	30.6	33.2	-8%
Total	158.9	157.2	1%	285.5	285.2	0%
International	71.1	56.5	26%	116.1	96.7	20%
Subtotal at fixed currency rates	230.0	213.7	8%	401.6	381.9	5%
Corporate	(35.7)	(6.9)		(56.3)	(18.8)
Effect of foreign currency translation	4.0	(2.5)		4.7	(5.0)
Consolidated	$198.3	$204.3	-3%	$350.0	$358.1	-2%

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	June 30	December 31	June 30
(millions)	2011	2010	2010

Assets
Current assets
Cash and cash equivalents	$163.2	$242.3	$121.3
Accounts receivable, net	1,106.7	999.6	950.1
Inventories	495.5	447.6	441.3
Deferred income taxes	92.8	78.9	84.5
Other current assets	136.0	101.5	138.1
Total current assets	1,994.2	1,869.9	1,735.3

Property, plant and equipment, net	1,212.7	1,148.3	1,124.0
Goodwill	1,503.3	1,329.3	1,272.1
Other intangible assets, net	429.8	282.5	277.8
Other assets	267.4	242.2	254.6

Total assets	$5,407.4	$4,872.2	$4,663.8

Liabilities and Equity
Current liabilities
Short-term debt	$403.5	$189.2	$326.7
Accounts payable	400.5	349.3	324.0
Compensation and benefits	271.3	308.1	228.7
Income taxes	36.9	36.7	22.5
Other current liabilities	527.4	441.5	438.0
Total current liabilities	1,639.6	1,324.8	1,339.9

Long-term debt	703.3	656.4	637.0
Postretirement health care and pension benefits	494.4	565.8	566.0
Other liabilities	227.7	192.2	259.3

Equity
Common stock	334.9	333.1	331.2
Additional paid-in capital	1,388.5	1,310.2	1,232.7
Retained earnings	3,417.5	3,279.1	3,050.1
Accumulated other comprehensive loss	(159.5)	(271.9)	(380.6)
Treasury stock	(2,643.2)	(2,521.3)	(2,375.1)
Total Ecolab shareholders’ equity	2,338.2	2,129.2	1,858.3
Noncontrolling interest	4.2	3.8	3.3
Total equity	2,342.4	2,133.0	1,861.6

Total liabilities and equity	$5,407.4	$4,872.2	$4,663.8

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2010	2010	2010	2010	2010	2010	2010
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.54	$0.94	$0.74	$1.68	$0.56	$2.23

Adjustments:
Special (gains) and charges (1)	0.02	0.00	0.02	(0.02)	(0.00)	0.03	0.03
Tax expense (benefits) (2)	(0.00)	0.01	0.01	(0.05)	(0.05)	0.01	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$0.41	$0.56	$0.97	$0.66	$1.63	$0.60	$2.23

	First	Second	Six
	Quarter	Quarter	Months
	Ended	Ended	Ended
	Mar. 31	June 30	June 30
	2011	2011	2011
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.53	$0.93

Adjustments:
Special (gains) and charges (3)	0.05	0.11	0.16
Tax expense (benefits) (4)	0.00	(0.01)	0.00

Adjusted diluted earnings per share (Non-GAAP)	$0.45	$0.64	$1.09

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for 2010 include a $4.4 million charge, net of tax, related to currency devaluation in Venezuela recorded in the first quarter, a $5.9 million gain, net of tax, on the sale of an investment in the third quarter, and a $7.5 million charge, net of tax, for business optimization costs in the fourth quarter, as well as other items, net of tax.

(2) First quarter 2010 tax benefits include discrete tax benefits related to tax audit settlement in Germany, partially offset by discrete tax expense related to the impact of a change in Medicare prescription drug benefit tax deductions. Second quarter 2010 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure. Third quarter 2010 tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Fourth quarter 2010 net discrete tax expense primarily includes adjustments related to prior year tax returns.

(3) Special gains and charges for 2011 include restructuring charges of $9.0 million, net of tax, and $25.2 million, net of tax in the first and second quarters, respectively. Special gains and charges for 2011 also include acquisition and integration costs of $2.9 million, net of tax, recorded in the first quarter, as well as other items, net of tax.

(4) First quarter 2011 discrete tax expense primarily includes the impact of a tax rate change in the U.S., partially offset by a discrete tax benefit related to a state refund claim. Second quarter 2011 discrete tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns.